Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 2-45346, No. 2-75875, No. 2-78291, No. 2-91945, No. 33-18073, No. 33-57250, No. 333-48639, No. 333-58095, No. 333-70069, No. 333-83813, No. 333-31346, No. 333-39976, No. 333-45828, No. 333-50198, No. 333-52938, No. 333-68640, No. 333-101640, No. 333-101967, No. 333-108466, No. 333-111737, No. 333-115911, No. 333-148148 and No. 333-168679) and Form S-3 (No. 333-160645, No. 333-74187, No. 333-106040, No. 333-132561, No. 333-150865 and No. 333-143992) of American International Group, Inc. of our report dated February 24, 2012 relating to the consolidated financial statements of AIA Group Limited which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers

Hong Kong

February 27, 2012